SUNAMERICA STYLE SELECT SERIES, INC.

                             ARTICLES SUPPLEMENTARY

        SUNAMERICA STYLE SELECT SERIES, INC., a Maryland corporation having its principal office in Baltimore City, Maryland (which is hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

        FIRST: The Aggressive Growth Portfolio shall be renamed "Multi-Cap Growth Portfolio."

        SECOND: The Focus Portfolio shall be renamed "Focused Growth Portfolio."

        THIRD: The foregoing amendments to the Charter of the Corporation do not increase the authorized capital stock of the Corporation.

        FOURTH: The aforesaid shares have been duly classified by the Board of Directors pursuant to authority and power expressly vested in the Board of Directors of the Corporation by Article SIXTH of the Charter of the Corporation.

        IN WITNESS WHEREOF, the Corporation has caused these present to be signed in its name and on its behalf by its President and attested by its Vice President and Assistant Secretary on this 28th day of February, 2001. The actions contained herein shall be effective on or about March 1, 2001.

                                            SUNAMERICA STYLE SELECT SERIES, INC.


                                            By: /s/ Peter A. Harbeck
                                                -----------------------
                                                Name:  Peter A. Harbeck
                                                Title: President

ATTEST:


    /s/ Peter E. Pisapia
    -----------------------
    Name:  Peter E. Pisapia
    Title: Vice President and Assistant Secretary